Exhibit 99.1

Eternity Healthcare Signs a Binding Letter of Intent to the Terms to Merge with Global Medical Equipment of America (GMEA)

Phoenix, AZ, and Vancouver, BC - October 30, 2013 --- Eternity Healthcare Inc. (OTCBB:ETAH), or the “Company”, a medical device company with technologies in drug delivery, and specialty pharmaceuticals announced today that it has reached an agreement with Phoenix-based Global Medical Equipment of America (GMEA) to acquire 100% of the company through share exchange agreement. ETAH will issue   GMEA, and all of the shareholders of GMEA approximately 40,000,000 of their shares in exchange for all of the shares of GMEA and all of their shareholders. These new shares will be issued  by ETAH at the time of the transaction. The share exchange agreement is expected to complete in Q1, 2014.  As part of the deal Eternity’s head office shall be moved from Vancouver, Canada to Phoenix, Arizona where it will become sequestered under the existing management of GMEA. The current President and CEO of GMEA, Mr. Harold Halman shall take the position as the President and CEO of Eternity Healthcare Inc, and Dr. Hassan Salari to serve the company as Executive Chairman.

“We are very excited about this merger, putting our effort in innovation together with the strong sales and operating expertise of GMEA management. I think the company will be very successful by having innovative technologies, and strong management team with expertise in growing businesses,” said Dr. Salari, President and CEO of Eternity Healthcare Inc.

 Mr. Harold Halman, President and CEO of GMEA said, “This is a great opportunity for GMEA to join public market, having access to various forms of funding and with that in mind, grow the Company astronomically in short period of time”. Mr. Halman continued, “With several expansion strategies under some form of advanced due diligence within the area of locations, medical devices and medical equipment, we know we can provide a strong revenue growth and market penetration with a positive return for our shareholders”.

About Global Medical Equipment of America (GMEA)

Global Medical Equipment of America, Inc. (GMEA), is a Phoenix, Arizona based corporation was created in early 2010 as a holding company focusing on Medical Equipment, Supplies & Accessories distribution. GMEA currently operates thirteen (13) distribution companies that have extensive experience in Durable Medical Equipment (DME). These existing operations are Medicare Accredited Retail Stores that have been expanded to include offering a more vertical selection of products to Commercial, Wholesale, and Federal targets. GMEA has successfully transitioned the initial new operations and has consolidated all back room functions including the billing services for retail transactions. Operations today function as sales, service and distribution to regional trade areas with all financial and logistics being managed at corporate level. The 2012 revenue of the company was above $10 million.

About Eternity Healthcare Inc.

Eternity Healthcare is a medical device company with technologies in drug delivery, specialty pharmaceuticals and medical equipment. Eternity’s current focus is on needle-free injection system for the delivery of vast number injectable drugs. ETAH products are sold to healthcare professionals, for use in physicians' offices, pharmacies, and to consumers directly. ETAH products are all manufactured under strictly compliance with GMP, ISO 9001 and ISO 13485 certifications, with special emphasis on quality control at each and every stage of production.

Safe Harbor Statement

This release includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as ETAH or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

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